Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is entered into as of September 17, 2014, by and among SUMMIT HEALTHCARE REIT, INC., a Maryland corporation or its permitted assignee (“Buyer”), COOK-KNIGHTING REALTY, LLC, a Virginia limited liability company (“Real Estate Company”) and COOK-KNIGHTING, LLC, a Virginia limited liability company (“Operator”; together with Real Estate Company, the “Sellers”).

RECITALS

A.           Real Estate Company owns three parcels of improved real property located at 103 Lee Burke Road, Front Royal, Virginia 22630 (“Parcel 1”), 126 John Rice Road, Front Royal, Virginia 22530 (“Parcel 2”), and 208 John Rice Road, Front Royal, VA 22630 (“Parcel 3”). Parcels 1, 2, and 3 are more particularly described on Schedule 1(a) attached hereto and are hereinafter collectively referred to as the “Premises.”

B.           Parcel 1 is improved with buildings and improvements and is used as a seventy-eight (78) bed assisted living facility known as “Loving Arms Assisted Living” (the “Facility”). Parcels 1 and 2 are improved with buildings and improvements used as independent living homes (the “Cottages”).

C.           Operator leases the Facility from the Real Estate Company and is the licensed operator of the Facility. Operator also leases the Cottages from the Real Estate Company and operates each Cottage as a three (3) unit independent living home.

D.           Sellers wish to sell the Premises and substantially all other assets owned by the Sellers and used in the operation of the Facility and Cottages. Buyer wishes to purchase such assets from Sellers upon the terms and conditions more particularly set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, Buyer and Sellers covenant and agree as follows:

AGREEMENT

Section 1. Definitions.

As used in this Agreement, the following terms have the meanings specified below, and include the plural as well as the singular:

“Agency” means collectively any and all agencies and departments responsible for licensure of assisted living facilities in the State or their successor agencies or departments.

“Agreement” means this Purchase and Sale Agreement and all exhibits and schedules attached hereto, as any of them may be amended from time to time in accordance with the terms hereof.

“Assets” means the following, whether currently owned by Real Estate Company or Operator: (i) the Premises, (ii) the Facility, (iii) the Cottages, (iv) the Fixtures, Furniture and Equipment, (v) the Inventory, (vi) all rights to all transferable licenses, warranties, guaranties, certifications and permits with respect to the Facility, to the extent and only to the extent same are transferable in accordance with the terms thereof and in accordance with applicable laws, (vii) all Resident files and records (subject to Resident confidentiality privileges), vendor lists, customer lists, and all books and records of the Facility existing and physically located at the Facility or other off-site location as of the Effective Date, (viii) all of Seller’s right, title and interest in, to and under all Assumed Contracts, (ix) all rights to telephone numbers used solely by the Facility, (x) patents, trade secrets and all rights to names under which the Facility and Cottages operate, (xi) all trade names associated with the Facility and Cottages, and all goodwill associated therefrom, and (xii) all other assets, rights, and property owned by Sellers and pertaining solely to and physically located at the Facility. The Assets, however, do not include, and expressly exclude, the Excluded Items.

“Assumed Contracts” means only those contracts, leases and other agreements which Buyer agrees to assume during the Due Diligence Period, to the extent and only to the extent that same are assignable in accordance with the terms thereof and in accordance with all applicable laws, together with any and all liabilities, claims, costs or expenses relating to the Assumed Contracts which accrue or are to be performed after the Closing Date. Prior to the expiration of the Due Diligence Period, Schedule 1(b) shall be completed with a list of the Assumed Contracts.

“Broker” means the persons or entities identified in Section 19 of this Agreement.

“Buyer’s Approval Notice” has the meaning given such term in Section 7.2 of this Agreement.

“Buyer’s Operator” means Meridian Senior Living, or its assignee.

“Buyer’s Title Objection Notice” shall have the meaning given such term in Section 6.1 below.

“Closing” means the consummation of the sale and purchase of the Assets as contemplated by this Agreement.

“Closing Date” means the date of the Closing, which shall be no later than thirty (30) days from the expiration of the Due Diligence Period, as such date may be extended pursuant to Section 3.1 hereof; provided that the parties will use their best efforts to close on the first (1st) day of a calendar month and if such day falls on a weekend or holiday, the Closing Date shall be the first regular business day thereafter.

“Due Diligence Period” means the period beginning on the Effective Date of this Agreement and ending upon the completion of sixty (60) days thereafter, during which Buyer may terminate this Agreement, as provided in Section 7.2 of this Agreement.

“Earnest Money” means the monies deposited by Buyer with Escrow Agent in accordance with Section 4 of this Agreement, to be invested by Escrow Agent and disbursed in accordance with this Agreement, together with all interest actually earned thereon.

“Effective Date” means the later of the date that this Agreement is signed last by Buyer or Sellers, as evidenced by the dates inserted by the parties on the signature page hereof, which date shall be inserted on page 1 hereof. The date of Escrow Agent’s signature hereon shall be irrelevant for purposes of determining the Effective Date.

“Escrow Agent” means Commonwealth Land/Lawyers Title Insurance Company located at 4100 Newport Place Drive, Suite 120, Newport Beach, CA 92660; Attention: Debi Calmelat.

“Excluded Items” means all cash, cash equivalents, bank accounts, accounts receivable, the backhoe as well as any item relating to the Facility or the Premises that is not an Asset.

“Facility” has the meaning given such term in the recitals to this Agreement.

“Financial Statements” has the meaning given such term in Section 11.15 below.

“Fixtures, Furniture and Equipment” means all equipment, furniture, furnishings, fixtures, machinery, tools, appliances, spare and replacement parts, motorized vehicles, automobiles and similar property owned by either Seller in connection with the operation of the Facility and physically located on the Facility as of the Effective Date, excluding the Excluded Items.

“Hazardous Substances” shall have the meaning set forth in Section 11.14 below.

“Inventory” means all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies and other assisted living inventories and supplies physically on hand at the Facility as of the Closing Date.

“Knowledge of Sellers” or other terms of similar import means the actual knowledge of Shelly Cook.

“Laws” shall have the meaning set forth in Section 11.14 below.

“Lien” means any encumbrance, mortgage, pledge, lien, charge or other security interest of any kind upon the Assets.

“Material Adverse Change” means a (i) loss of licensure, or (ii) loss of any payor program participation, or (iii) any adverse action by a governmental agency which, with the passage of time, would reasonably be expected to materially affect in a negative manner licensure at the Facility, or any adverse action in the Facility which would reasonably be expected to materially affect in a negative manner such Facility’s participation or eligibility to participate in any payor program, unless appropriate corrective action has been taken by the Operator, in the ordinary course of business, or (iv) failure to settle with the appropriate governmental authority, or to satisfy on or before the Closing (either directly with such governmental authority or by funds escrowed by Sellers for such purposes) all claims for reimbursements, recoupments, taxes, fines or penalties which may be due to any governmental authority having jurisdiction over the Facility and Cottages, or (v) the occurrence of a title or survey defect occurring after the date of this Agreement which would reasonably be expected to adversely affect the ability of Buyer to operate the assisted living facility at the Facility or to obtain financing for the Facility, or (vi) the commencement of any third party litigation which interferes with Sellers’ ability to close the transactions contemplated by this Agreement, or (vii) any damage, destruction or condemnation affecting the Facility or the Cottages in which the estimate of damage exceeds $100,000 and such damage or destruction has not been repaired, or Buyer has not otherwise waived such condition prior to Closing.

“OTA” means an Operations Transfer Agreement in a form mutually agreed to by Sellers and Buyer’s Operator to be executed and delivered at Closing by such parties. Among other customary provisions, the OTA shall provide that Operator shall receive all revenues from the Facility and Cottages arising from operations prior to the Closing Date and, to the extent the Closing Date is not the first day of a calendar month, the manner in which the revenues received for the calendar month in which the Closing occurs shall be allocated between Operator and Buyer’s Operator.

“Permitted Encumbrances” has the meaning set forth in Section 6.1 of this Agreement.

“Premises” means the land described in Schedule 1(a) to this Agreement together with all tenements, easements, appurtenances, privileges, rights of way and other rights incident thereto, and all structures and buildings existing thereon as of the Effective Date.

“Purchase Price” has the meaning set forth in Section 2.1 of this Agreement.

“Regulatory Clearances” means receipt by Buyer or Buyer’s Operator of either: (i) a license issued by the Agency to operate the Facility of the type and kind which is substantially consistent with the operations of the Facility as of the Effective Date, or (ii) reasonable assurances by the Agency that the Agency will issue a license authorizing Buyer or to Buyer’s Operator to operate the Facility in a manner substantially consistent with the manner that the Facility was previously operated, and permission to commence such operation.

“Repair Notice” shall have the meaning set forth in Section 7.3 below.

“Residents” means residents in occupancy at the Facility pursuant to residency agreements.

“State” means the Commonwealth of Virginia.

“Title Company” means Commonwealth Land/Lawyers Title Insurance Company.

Section 2. Sale and Purchase of Assets.

Subject to the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Sellers, and Sellers agree to sell the Assets to Buyer, on the Closing Date.

2.1           Purchase Price. The total Purchase Price (the “Purchase Price”) for the Assets is Fourteen Million Three Hundred Thousand Dollars ($14,300,000.00).

2.2           Assumption of Certain Contracts. Buyer expressly agrees to accept and assume the Assumed Contracts on the Closing Date and shall subsequently pay, honor and discharge when due and payable all liabilities arising out of the Assumed Contracts arising on or after the Closing Date.

2.3           Prorations at Closing. There will be no prorations at the Closing, and Sellers and Buyer’s Operator shall address the proration of all taxes, costs and expenses relating to the Assets pursuant to the OTA.

2.4           Allocation of Purchase Price. The Purchase Price with respect to the Assets shall be as set forth on Schedule 2.4. Buyer and each of the Sellers agree that it will not take a position inconsistent with such allocation except with the written consent of the other parties to the Agreement. Upon request by either party, the other party shall execute and file with the Internal Revenue Service, or other applicable governmental authorities, such forms, notices, returns, reports, affidavits, or other documents as such party reasonably requests, setting forth the allocation of the Purchase Price as determined in accordance with this Section 2.7. The provisions of this Section 2.7 shall survive the Closing.

Section 3. Closing.

3.1           Place and Time; Extensions. The Closing shall take place at the offices of Escrow Agent, or at such other place as the parties may agree, on the Closing Date, and the transactions contemplated hereby shall be deemed effective on the Closing Date. Either party shall have the right to close by delivering all necessary items to the Escrow Agent in a timely fashion via overnight mail. If Buyer or Buyer’s Operator, after using diligent, persistent and good faith efforts, is unable to obtain all Regulatory Clearances by the Closing Date and is otherwise ready to consummate the transaction, Buyer shall provide Sellers with written notice thereof at least five (5) days prior to the Closing Date and the Closing Date shall automatically be extended for thirty (30) days in order to permit Buyer or Buyer’s Operator to pursue issuance of the Regulatory Clearances (the “Regulatory Extension”).

3.2           Items to be Delivered by Sellers. At the Closing, Sellers shall deliver to Escrow Agent with respect to the Assets the following:

(a)          a special warranty deed (the “Deed”) to the Premises, in the form attached hereto as Exhibit 3.2(a);

(b)          a bill of sale in the form attached hereto as Exhibit 3.2(b), conveying title to all of the Assets held by the Real Estate Company (excluding real property) to Buyer;

(c)          a bill of sale in the form attached hereto as Exhibit 3.2(c) conveying title to all of the Assets held by the Operator (excluding real property) to Buyer;

(d)          an affidavit as required by the Foreign Investment in Real Property Tax Act and the corresponding applicable provisions of Virginia law, if any;

(e)          a closing statement setting forth the Purchase Price, the amounts of all prorated items and all credits, debits and costs contemplated by this Agreement (the “Closing Statement”);

(f)          physical possession of the Assets, including keys, books, records, safe combinations, and all other things reasonably necessary in order for Buyer to commence business; and

(g)          Sellers’ certificate, dated the Closing Date, certifying that (i) all representations and warranties of Sellers contained in this Agreement are true and correct in all respects as of the Closing Date; and (ii) Sellers have fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Sellers on or prior to the Closing Date;

(h)          the OTA executed by Sellers, to the extent not previously delivered to Buyer;

(i)          one (1) original of the executed Repair Notice; and

(j)          any other documents necessary to close Escrow.

3.3          Items to be Delivered by Buyer. At the Closing, Buyer shall deliver to Escrow Agent the following:

(a)          the Assignment and Assumption Agreement;

(b)          the Purchase Price in immediately available funds;

(c)          evidence reasonably satisfactory to Sellers that all Regulatory Clearances have been obtained by Buyer;

(d)          the Closing Statement;

(e)          Buyer’s certificate, dated the Closing Date, certifying that (i) all representations and warranties of Buyer contained in this Agreement are true and correct in all respects as of the Closing Date; and (ii) Buyer has fully performed in all material respects all obligations, agreements, conditions and commitments required to be fulfilled by Buyer on or prior to the Closing Date; and

(f)          any other documents necessary to close Escrow.

3.4           Records and Resident Funds. At Closing, Sellers shall deliver possession to Buyer at the Facility any and all records or written documents located at the Facility or otherwise in Sellers’ possession or control relating to Residents of the Facility, including, but not limited to, all contracts, applications, and correspondence relating to such Residents. For a period of three (3) years from the Closing, Buyer agrees that upon reasonable advance notice Sellers and their representatives may have access to all such items and may, at Sellers’ expense, make copies of such items, and Buyer agrees to retain all such records and documents in compliance with any and all applicable laws, rules and regulations. For a period of three (3) years from the Closing, Buyer shall neither destroy nor give up possession of such records without first offering the opportunity to Sellers, at Sellers’ expense, to obtain the records. The provisions of this Section 3.4 shall survive the Closing.

3.5           Employee Records. At Closing, Sellers shall deliver possession to Buyer at the Facility any and all records or written documents physically located at the Facility relating to employees of the Facility who are actually employed by Buyer on the Closing Date. For a period of three (3) years from the Closing, Buyer agrees that upon reasonable advance notice Sellers and their representatives may have access to all such items and may at Sellers’ expense make copies of such items, and Buyer agrees to retain all such records and documents in compliance with any and all applicable laws, rules and regulations. For a period of three (3) years from the Closing, Buyer shall neither destroy nor give up possession of such records without first offering the opportunity to Sellers, at Sellers’ expense, to obtain the records. The provisions of this Section 3.5 shall survive the Closing.

Section 4. Earnest Money and Provisions Regarding the Escrow Agent.

4.1           Earnest Money. To secure Buyer’s performance of its obligations hereunder and to induce Sellers to enter into this Agreement, Buyer shall deposit with Escrow Agent (a) the sum of One Hundred Thousand Dollars ($100,000.00) within two (2) business days of the execution and delivery of this Agreement (the “Initial Earnest Money Installment”) and, (b) subject to Section 7 hereof, an additional One Hundred Thousand Dollars ($100,000.00) within two (2) business days of the expiration of the Due Diligence Period (the “Second Earnest Money Installment”; together with the Initial Earnest Money Installment, the “Earnest Money”). The Escrow Agent shall hold the Earnest Money solely in accordance with the terms of this Agreement. Escrow Agent is hereby directed to deposit the Earnest Money Deposit in an interest bearing account with the interest accruing under Buyer’s federal taxpayer identification number. If Buyer does deliver to Escrow Agent Buyer’s Approval Notice prior to or at the expiration of the Due Diligence Period, the Earnest Money shall become nonrefundable and shall be held in escrow by Escrow Agent until Closing or the earlier termination of this Agreement. If this Agreement is terminated by Sellers pursuant to Section 18.1, Escrow Agent shall release the Earnest Money (and all interest earned thereon) to Sellers. If this Agreement is terminated or deemed terminated by Buyer during or at the end of the Due Diligence Period pursuant to Section 7, or if a Buyer’s condition to Closing is not satisfied or otherwise waived by Buyer per Section 13.1 below, or if Buyer terminates this Agreement pursuant to Section 18.2 hereof, Escrow Agent shall release the Earnest Money (and all interest earned thereon), or any portion thereof being held in Escrow, to Buyer.

4.2           Applicable to Purchase Price. At Closing, the Earnest Money shall be applicable to the Purchase Price.

Section 5. Certain Actions Prior to Closing.

5.1           Governmental Approvals. Immediately following the expiration of the Due Diligence Period, Buyer or Buyer’s Operator shall submit applications for the Regulatory Clearances to the Agency, together with applications for any other licenses or permits that Buyer in its discretion deems may be necessary or appropriate to authorize Buyer to lawfully operate the Facility on the Closing Date. Buyer or Buyer’s Operator shall pay all costs associated with such applications and shall diligently and persistently in good faith pursue the issuance of the Regulatory Clearances so that the Regulatory Clearances are issued in the shortest period of time permitted by law. Sellers shall provide Buyer and Buyer’s Operator with reasonable cooperation and assistance by supplying such information as Buyer or Buyer’s Operator reasonably requests in connection with Buyer or Buyer’s Operator’s application for Regulatory Clearances and any such other licenses or permits, provided that Sellers shall have no obligation to review or approve any of Buyer or Buyer’s Operator’s applications or materials submitted in connection therewith and Buyer shall be solely responsible for the contents thereof.

5.2           Notification to the Virginia Department of Social Services. As required by Section 22 VAC 40-72-50(E) of the Virginia Administrative Code, within three (3) days after the expiration of the Due Diligence Period, the Operator shall notify the Virginia Department of Social Services regional licensing office of its intent to sell the Facility and shall provide updates regarding the sale, as requested.

5.3           Notification to Residents. As required by Section 22 VAC 40-72-50(E)(1) of the Virginia Administrative Code, within three (3) days after the expiration of the Due Diligence Period, the Operator shall notify residents, legal representatives, and designated contact persons of the intended sale of the Facility and the sale date. As required by Section 22 VAC 40-72-50(E)(2) of the Virginia Administrative Code, such notification shall include an explanation to each resident, legal representative, and at least one designated contact person that the resident has a choice as to whether to stay or relocate and that if the resident chooses to stay, there must be a new agreement/acknowledgement between the resident and the new licensee that meets the specification of 22 VAC 40-72-390 of the Virginia Administrative Code.

Section 6. Title Condition.

6.1           Premises Title Requirements. Buyer may order a current preliminary title report on the Premises issued by Title Company (the “Title Report”). Within ten (10) days prior to the expiration of the Due Diligence Period, Buyer shall provide to Sellers written notice (the “Buyer’s Title Objection Notice”) of the exceptions contained in the Title Report to which Buyer objects. All exceptions not objected to, as well as a lien for current taxes not yet delinquent shall be referred to as “Permitted Encumbrances;” provided, however in no event shall a Lien be deemed a Permitted Encumbrance. Sellers shall have five (5) days after receipt of the Buyer’s Title Objection Notice to advise Buyer by written notice of any disapproved exceptions which will not be removed from title by Sellers prior to the Closing Date (other than the Liens which Sellers shall be required to remove prior to the Closing Date whether or not objected to in the Buyer’s Title Objection Notice) (the “Sellers’ Lien Notice”). Unless Buyer terminates this Agreement by not giving the Buyer Approval Notice to Sellers prior to or at the expiration of the Due Diligence Period, the exceptions contained in the Sellers’ Lien Notice shall be deemed as Permitted Encumbrances. By executing the Deed, Sellers shall convey to Buyer (or to such other person or entity as may be specified in Buyer’s escrow instructions) fee simple title to the Premises subject only to the Permitted Encumbrances. Title to the Premises shall be insured by the Title Company in the amount of the Purchase Price, with such endorsements needed to satisfy all requirements of Lender and Buyer issued by the Title Company (the “Title Policy”), without exception other than the Permitted Encumbrances. At Closing, Sellers shall be obligated to pay off and cause the release of any Liens encumbering the Premises (not otherwise assumed by Buyer hereunder).

6.2           Condition of Assets. At Closing, the Assets shall be in the same condition as on the Effective Date, subject to reasonable wear and tear and depletion and restocking in the ordinary course of business, except Sellers shall not remove any Fixtures, Furniture or Equipment from the Facility prior to the Closing, other than the Excluded Items, and shall keep the Inventory stocked consistent with the levels stocked prior to the Effective Date and as required under applicable law by the Agency. Buyer shall be entitled to inspect the Assets at Buyer’s election at any time during ordinary business hours upon reasonable advance notice.

6.3           Surveys. Buyer may, at Buyer’s sole expense, obtain a current survey of the Premises.

Section 7. Inspections and Review - Due Diligence Period.

7.1           Refund of Deposit Upon Termination. Beginning on the Effective Date and continuing until sixty (60) days after the Effective Date or earlier termination of this Agreement, Buyer, at its expense, shall have access to, and the right to conduct a general due diligence review of the Assets and Facility and to examine the Assets, all books and records thereof and pertaining thereto, and title to the Premises and to conduct such environmental, structural and geological assessments on the Premises as Buyer, in its discretion, deems reasonably necessary or appropriate without disruption to the operation of the business of the Sellers. In addition to the foregoing, Buyer and Buyer’s Consultants shall have the right to perform the following: (i) review vendor contracts and leases to which the Facility (or the Seller) are a party, (ii) conduct environmental investigations (including a Phase I environmental audit), (iii) inspect the physical structure of the Facility and the Cottages, (iv) review the title report, and underlying documents referenced therein, (v) review ALTA survey for the Premises, (vi) review resident files, agreement and any other documentation regarding the residents of the Facility and the Cottages, (vii) review files maintained by the State relating to the Facility, (viii) review all drawings, plans and specifications and all engineering reports for the Facility and the Cottages in the possession of Seller, (ix) review copies of currently effective written employment manuals or written employments policies and/or procedures that have been provided to or for employees. Within five (5) business days following the Effective Date, Sellers shall deliver to Buyer the due diligence items listed on Schedule 7.1 attached hereto (the “Due Diligence Items”). In the event Sellers fail to deliver such identified missing Due Diligence Items within five (5) business day after receive of such notice, then the Due Diligence Period shall be deemed extended on a day-to-day basis until Sellers complete such delivery of the Due Diligence Items to Buyer. Buyer shall restore as nearly as practicable the Premises to its prior condition after completion of all such assessments and inspections; provided that Buyer shall have no responsibility or liability for any act or omission of Sellers or its agents, employees or contractors and/or for any adverse condition or defect affecting the Premises not caused by Buyer or its employees, agents, contractors, or subcontractors (including those discovered during their inspections). In the event that such due diligence review or examination of the Assets, the books and records, the Premises and such environmental assessments are satisfactory to Buyer, Buyer shall deliver to Escrow Agent and Sellers, prior to the expiration of the Due Diligence Period, written notice that Buyer is satisfied with the results of such review and examination (“Buyer’s Approval Notice”). If Buyer does not deliver the Buyer’s Approval Notice, or otherwise provides Sellers with notice of its election not to proceed with the transaction, prior to the expiration of the Due Diligence Period, Buyer shall be entitled to a refund of the Earnest Money, and this Agreement shall terminate and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof. Buyer acknowledges that time is of the essence for this transaction and therefore agrees to conduct its due diligence investigation in good faith and in an expeditious manner and to notify Sellers in writing immediately if Buyer determines, prior to the expiration of the Due Diligence Period, not to proceed with the transaction contemplated hereby.

7.2           Access. At reasonable times and upon reasonable advance notice at all times during the Due Diligence Period and prior to Closing, Sellers shall permit Buyer and Buyer’s officers, directors, agents, representatives, contractors and others acting by, through or on behalf of Buyer (collectively, the “Buyer’s Consultants”) to have access to the Premises and the Facility, the books and records therefor and the employees in order to facilitate an orderly transition upon Closing.

7.3           Critical Repairs. During the Due Diligence Period, Buyer shall obtain, at Buyer’s election, a third party inspection report with respect to the Facility and the Cottages (the “Inspection Report”). If the Inspection Report recommends any critical repairs (the “Critical Repairs”) be made to the Facility and/or the Cottages, Buyer shall provide Sellers with written notice of the same prior to the expiration of the Due Diligence Period, and the Critical Repairs shall be listed on a new Schedule 7.3 to be attached to the Agreement. Upon receipt of such notice, Sellers shall notify Buyer by written notice of Sellers’ election to (i) make all of such Critical Repairs prior to Closing; or (ii) not make the Critical Repairs, and at Closing the Purchase Price shall be reduced by the amount of the estimated cost of the Critical Repairs set forth in the Inspection Report. Sellers shall make all Critical Repairs listed in the Inspection Report to the Facility at least ten (10) business days prior to the Closing, at Sellers’ sole cost and expense. Upon completion of the Critical Repairs, Sellers shall deliver to Buyer a completion letter or similar notice documenting the completion of the Critical Repairs (the “Critical Repair Completion Notice”) executed by Sellers and Sellers’ contractor and/or architect who performed and/or supervised the construction of the Critical Repairs.

Section 8. Certain Expenses and Closing Adjustments.

8.1           Expenses of Transaction. Except as expressly provided in this Agreement, each of the parties shall bear its own expenses and costs (including legal and accounting fees) that it incurs in connection with the negotiation, execution and delivery of this Agreement and the Closing of the transactions contemplated hereby. Sellers shall pay all sales/use taxes and registration, documentary, stamp, real estate, grantor state tax, recording and similar taxes, if any, incident to the transfer of the Assets. Buyer shall pay for all premiums under the Title Policy and the cost of any endorsements required by Buyer’s lender, if any. Buyer or Buyer’s Operator shall pay any costs incurred in connection with obtaining the Regulatory Clearances, and any other costs incurred by Buyer hereunder, including any grantee taxes. Sellers shall pay the cost of obtaining and recording any documents to release Liens encumbering the Assets which Sellers are obligated to release hereunder. The Escrow Agent’s fee shall be paid equally by Buyer and Sellers and all other fees and costs of Escrow shall be paid in accordance with the custom of the County in which the Facility is located.

Section 9. Employment Matters.

9.1           Employee Compensation and Benefits upon Termination. Immediately upon Operator’s termination of Operator’s employees prior to the Closing, Operator shall deliver to Operator’s former employees payroll checks drawn on Operator’s payroll account for all monetary compensation and wages to which they are then entitled as of the Closing Date, including, without limitation, wages, salaries, bonuses, overtime, and accrued, unused vacation and/or paid time off, severance, if any, and shall withhold and pay all payroll tax obligations associated therewith, including without limitation income tax, FICA and FUTA obligations, together with any amounts owed with respect to accrued benefits. Operator shall be responsible for providing all applicable notices under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to all terminated employees.

9.2           Representations. Operator represents that, to its knowledge, it is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, labor laws and occupational safety and health laws. There are no claims, complaints, charges, investigations or proceedings pending or, to Operator’s knowledge, reasonably expected or threatened, between Operator, on the one hand, and any of Operator’s current or former employees, on the other hand, including but not limited to any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic advantage. There are no claims pending, or, to Operator’s knowledge, reasonably expected or threatened, against Operator under any workers’ compensation or long-term disability plan or policy. Pursuant to Section 9.1 of this Agreement, as of the Closing Date, Operator will have provided all of its employees all benefits and monetary compensation and wages to which they are entitled as of the Closing Date, including, without limitation, wages, salaries, bonuses, overtime, and accrued, unused vacation and/or paid time off, and severance, if any.

9.3           Offer of Employment. Buyer is not obligated to offer employment to, or hire, any employee, independent contractor or consultant of Operator at any time prior to or on or after the Closing Date. However, Operator agrees that Buyer may, in Buyer’s sole and absolute discretion, offer employment and hire Operator’s employee(s), provided such employment with Buyer commences on or after the Closing Date. Operator agrees not to interfere with such employment offers, if any, and shall not induce, dissuade or discourage Operator’s employee(s) from considering or accepting employment with Buyer on the terms and conditions offered by Buyer, as determined by Buyer in Buyer’s sole and absolute discretion.

9.4           Wages and Benefits. Buyer shall not be responsible for any wages, overtime, benefits, accrued, unused vacation or paid time off, severance, bonuses or any other obligations owed by Operator to Operator’s employees. Operator shall not make any written or oral communications to its employees that might lead Operator’s employees to believe that Buyer is obligated to hire any of Operator’s employees or that Operator will provide any particular level of wages or benefits to the employees of Operator that Buyer elects to hire.

9.5           Employee Contracts. Except as otherwise provided in Schedule 1(b) to this Agreement, Buyer is not assuming any of Operator’s contracts with its employees, independent contractors or consultants, including, but not limited to, employment agreements, incentive compensation or bonus plans, severance plans, employee benefit plans, independent contractor agreements or consulting agreements.

9.6           WARN Act. To the extent applicable, Sellers agree to provide any required notice under the WARN Act and/or or any other applicable state law and to otherwise comply with any such statute(s) with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act or any applicable state counterpart statute) affecting employees and occurring before or after the Closing Date. Sellers shall indemnify and hold harmless Buyer with respect to any liability under the WARN Act or other applicable law arising from the actions taken by Sellers before or after the Closing Date.

Section 10. Casualty and Condemnation.

In the event that prior to the Closing, there shall be any fire, earthquake, force majeure event, or other similar casualty at the Facility or the Premises that damages any material portion thereof, or if any material portion of the Premises or Facility or access thereto is taken or threatened in writing to be taken by condemnation or similar taking by any public or quasi-public agency or organization, then and in such event Sellers shall immediately give notice to Buyer and Buyer shall within ten (10) days by notice to Sellers either (i) terminate this Agreement, whereupon the Earnest Money shall be refunded to Buyer and neither party shall have any further rights, duties or obligations hereunder except as expressly survive the termination hereof or (ii) elect not to terminate this Agreement, whereupon at Closing, Sellers shall assign to Buyer all of Sellers’ rights with respect to such casualty under Sellers’ insurance policy, along with a credit against the Purchase Price for any deductible amount thereunder, or rights to any condemnation proceeds, respectively. Failure of Buyer to properly and timely give notice of termination shall mean that Buyer shall be deemed to have elected not to terminate this Agreement. For the purposes of this Section 10, “material” in the context of a casualty shall mean damage exceeding One Hundred Thousand Dollars ($100,000), and a proceeding shall be deemed to be “material” if the condemnation or taking (i) relates to the material taking or closing of any right of access to the Premises or Facility, (ii) cause the Premises, the Cottages or Facility to become non-conforming with then current legal requirements governing such Premises, Cottages or Facility, (iii) results in the loss of parking that is material to the operation of the Facility and Cottages, or (iv) results in the loss of value in excess of 10% of the Purchase Price allocated to the Facility and Cottages, in Buyer’s reasonable judgment.

Section 11. Representations, Warranties and Covenants of Sellers.

Sellers hereby represent, warrant and covenant to Buyer as follows:

11.1         Organization. Real Estate Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Virginia, duly authorized to conduct business in the State of Virginia, with the legal power to own its properties and assets and to carry on its business as presently conducted. Operator is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Virginia, duly authorized to conduct business in the State of Virginia, with the legal power to own its properties and assets and to carry on its business as presently conducted.

11.2         Authority. All corporate and other proceedings required to be taken on the part of Sellers, has been properly taken. Sellers have the full power and authority to enter into and to perform their obligations under this Agreement and all other agreements and instruments to be executed by Sellers pursuant to this Agreement, and except as contemplated herein no approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary for Sellers to perform hereunder. Sellers’ execution, delivery and performance of this Agreement and all other agreements and instruments to be executed by it pursuant to this Agreement have been duly authorized by all necessary actions. This Agreement is, and the other documents to be delivered by Sellers pursuant hereto (when executed and delivered by Sellers) will be, valid and enforceable obligations of Sellers, binding on Sellers in accordance with their terms.

11.3         Title. Real Estate Company is the owner of fee simple title to the Premises, free and clear of all liens, interests and encumbrances, other than the Permitted Encumbrances. Sellers have title to the Inventory and Fixtures, Furniture and Equipment, free and clear of all liens, interests and encumbrances, other than the Permitted Encumbrances and such other liens, interests and encumbrances to be released at Closing.

11.4         Taxes. To the best of Sellers’ knowledge, all real property and personal property taxes associated with the Premises and the Facility have been paid current and there is no pending claim or proceeding threatened by any taxing authority that relates to or affects the Premises of the Facility.

11.5         No Condemnation Proceeding. To the best of Sellers’ knowledge, there is not pending or threatened, any (i) condemnation proceeding relating to the Premises, or (ii) reclassification of any or all of the Premises for local zoning purposes, or reassessment or reclassification of any or all of the Premises for state or local real property taxation purposes.

11.6         Compliance with Licensure Requirements. To the best of Sellers’ knowledge, the Facility currently complies in all material respects with all standards and conditions for the operation and licensure of an assisted living facility imposed by the Agency to the extent such standards and conditions are applicable to the Facility. There is no action pending or, to the best of Seller’s knowledge, recommended by the appropriate state or federal agency to revoke, withdraw or suspend any license to operate the Facility, or certification of the Facility, or any material action of any other type with regard to licensure or certification. The Facility is operating and functioning as an assisted living facility without any waivers from a governmental agency affecting the Facility except as set forth in Schedule 11.6, and is fully licensed for an assisted living facility, as applicable, by the State for the number of beds and licensure category set forth in Recital B above. Schedule 11.6 attached hereto contains a complete and accurate list of all life safety code waivers or other waivers affecting the Facility and the Cottages.

11.7         Violations. To the best of Sellers’ knowledge, (i) there is no pending or threatened, from any federal, state, city or local authority any notice, suit, judgment, proceeding or investigation relating to any violation on or at the Premises or Facility (including, but not limited to, any Department of Labor investigation or proceeding); and (ii) there is no condition existing with respect to the Premises or Facility that violates any statute, ordinance, law or code regarding zoning, building, fire, air-pollution, or health law, or requiring any improvement, alteration, addition, correction or other work on or about the Premises or Facility, whether related to the Premises or Facility or to the activities of any owner or occupant thereof.

11.8         Litigation. Subject to the disclosures set forth on Schedule 11.8 hereto, there is no litigation, arbitration or proceeding pending, or to the best of Sellers’ knowledge, threatened, before any court or administrative agency or any other condition that relates to or affects the Premises or the Facility, Sellers’ performance hereunder, or which will result in a lien, charge, encumbrance or judgment against any part of or any interest in the Premises or the Facility.

11.9         Regulatory Compliance.

(i)          Sellers have duly and timely filed all reports and other items required to be filed (collectively, the “Reports”) with respect to any cost based or other form of reimbursement program or any other third party payor (including without limitation, medically indigent assistance, any health maintenance, preferred provider, independent practice or other healthcare related organizations, peer review organizations, or other healthcare providers or payors) (collectively, “Payors”) and have timely paid all amounts shown to be due thereon. At the time of filing, to the best of Seller’s knowledge, each Report was true, accurate and complete. To the best of Sellers’ knowledge, all rights and obligations of the Facility, the Cottages or Sellers under such Reports are accurately reflected or provided for in the Financial Statements.

(ii)         Except as set forth in Schedule 11.9 attached hereto, (A) Sellers are not delinquent in the payment of any amount due under any of the Reports for the Facility or the Cottages, (B) there are no written or threatened proposals by any Payors for collection of amounts for which Sellers or the Facility or the Cottages could be liable, (D) there are no current or pending claims, assessments, notice, proposal to assess or audits of Sellers or the Facility or the Cottages with respect to any of the Reports, and, to the best of Seller’s knowledge, no such claims, assessments, notices, or proposals to assess or audit are threatened, and (D) Sellers have not executed any presently effective waiver or extension of the statute of limitations for the collection or assessment of any amount due under or in connection with any of the Reports with respect to the Facility or the Cottages.

(iii)        Except as set forth in Schedule 11.9 attached hereto, Sellers have not received notice of failure to comply with all applicable Laws, settlement agreements, and other agreements with any state or federal governmental body relating to or regarding the Facility and the Cottages (including all applicable environmental, health and safety requirements), and Sellers have and maintain all permits, licenses, authorizations, registrations, approvals and consents of governmental authorities and all health facility licenses, accreditations, Payor certifications necessary for its activities and business including the operation of the Facility and the Cottages as currently conducted. Each health facility license and other Payor certifications and other agreements with any Payors are in full force and effect without any waivers of any kind and has not been amended or otherwise modified, rescinded or revoked or assigned nor, to the best of Seller’s knowledge, (A) is there any threatened termination, modification, recession, revocation or assignment thereof, (B) no condition exists nor has any event occurred which, in itself or with the giving of notice, lapse of time or both would result in the suspension, revocation, termination, impairment, forfeiture, or non-renewal of any governmental consent applicable to Sellers or to the Facility or of any participation or eligibility to participate in any Payor program and (C) there is no claim that any such governmental consent, participation or contract is not in full force and effect.

11.10         Governmental Approvals. To the best of Seller’s knowledge, no consent, approval or other authorization (other than corporate or other organizational consents which have been obtained), or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution and delivery of any of the documents relating to this transaction to which Seller is a party or for the validity or enforceability thereof against such party other than the recording or filing for recordation of the Special Warranty Deed which recording shall be accomplished at Closing.

11.11         Other Rights. No right of first refusal, option or preferential purchase or other similar rights are held by any person with respect to any portion of the Assets.

11.12         No Conflicts. Neither the execution and delivery of this Agreement or any documents to be executed by Seller and delivered at Closing in connection with this transaction will result in (A) a breach or violation of (1) any material law or governmental rule or regulation applicable to Sellers now in effect, (2) any provision of any of Sellers’ organizational documents, (3) any material judgment, settlement agreement, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon Sellers, or (4) any material agreement or instrument to which Sellers are a party or by which Sellers or its respective properties are bound; (B) the acceleration of any obligations of Sellers; or (C) the creation of any lien, claim or encumbrance upon any properties or assets of Sellers.

11.13         Premises. As of the Effective Date and the Closing Date, Sellers have no actual knowledge of and have not received any notice of outstanding deficiencies or work orders of any authority having jurisdiction over any portion of the Premises. Sellers have no actual knowledge of and have not received any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the Facility and the Cottages to rework or redesign it in any material respect or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any law which has not been fully satisfied. Sellers have not received any notice from any governmental authority of any material violation of any law applicable to any portion of the Premises or to the Facility or the Cottages.

11.14 Hazardous Substances. Except as disclosed on Schedule 11.14, to the best of Sellers’ knowledge, there has been no production, storage, manufacture, voluntary or involuntary transmission, use, generation, treatment, handling, transport, release, dumping, discharge, spillage, leakage or disposal at, on, in, under or about the Premises of any Hazardous Substances by Sellers, or any affiliate or agent thereof, except in strict compliance with all applicable Laws. To the best of Sellers’ knowledge there are no Hazardous Substances at, on, in, under or about the Premises in violation of any Law, and to the best of Seller’s knowledge, there is no proceeding or inquiry by any federal, state or local governmental agency with respect thereto. For purposes of this Agreement, “Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes, including, without limitation, those substances, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.1 01) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302 and amendments thereto) or such substances, materials and wastes which are or become regulated under any applicable local, state or federal law (collectively, “Laws”), including, without limitation, any material, waste or substance which is (i) a hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.); (ii) a pollutant or contaminant or hazardous substance as defined in the Comprehensive Environmental Response. Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); (iii) a hazardous substance pursuant to § 311 of the Clean Water Act (33 U.S.C. § 1251, et seq., 33 U.S.C. § 1321) or otherwise listed pursuant to § 307 of the Clean Water Act (33 U.S.C. § 1317); (iv) a hazardous waste pursuant to § 1004 of the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.); (v) polychlorinated biphenyls (PCBs) as defined in the Federal Toxic Substance Control Act, as amended (15 U.S.C. § 2501 et seq.); (vi) hydrocarbons, petroleum and petroleum products; (vii) asbestos; (viii) formaldehyde or medical or biohazardous waste; (ix) radioactive substances; (x) flammables and explosives; (xi) any state statutory counterparts to those federal statutes listed herein; or (vii) any other substance, waste or material which could presently or at any time in the future require remediation at the behest of any governmental agency. Any reference in this definition to Laws shall include all rules and regulations which have been promulgated with respect to such Laws.

11.15         Financial Statements. Schedule 11.15 contains (i) the balance sheets of the Operator for the last three (3) fiscal years ending prior to the date of this Agreement (audited if available and unaudited to the extent audited statements are not available) and the unaudited balance sheets for each of the past three (3) fiscal quarters completed prior to the date of this Agreement and (ii) the related consolidated statements of income, results of operations, changes in members’ equity and changes in financial position with respect to each such period as compared with the immediately prior period (collectively, the “Financial Statements”). The Financial Statements taken as a whole (A) fairly present the financial condition and results of operation of the Operator for the periods indicated, (B) are true, accurate, correct and complete in all material respects, and (C) except as stated in Schedule 11.15 (or in the notes to the Financial Statements) have been prepared in accordance with the Operator’s tax basis reporting, as consistently applied. Except as disclosed in Schedule 11.15, or otherwise disclosed in writing to Buyer, to the best of Sellers’ knowledge neither Sellers, as to the Facility and the Cottages, nor the Facility or the Cottages are obligated for or subject to any material liabilities, contingent or absolute, and whether or not such liabilities would be disclosed in accordance with tax basis reporting, and Schedule 11.15 sets forth all notes payable, other long term indebtedness and, to the best of Sellers’ knowledge, all other liabilities to which the Facility, the Cottages and the Premises are or at Closing (and following Closing) will be subject, other than new indebtedness obtained by Buyer in connection with its purchase of the Property. Seller has received no notice of default under any such instrument.

11.16 Interests in Competitors, Suppliers and Customers. Neither Sellers nor any of its members has any interest in any property used in the operation of, or holds an interest in, any competitor, supplier or customer of Sellers or the Facility or the Cottages.

11.17         Regulatory Surveys. Sellers shall deliver to Buyer, in the manner required pursuant to the terms of this Agreement, complete and accurate copies of the survey or inspection reports made by any governmental authority with respect to the Facility and the Cottages during the calendar years 2011, 2012, 2013 and year-to-date 2014. To the best of Seller’s knowledge, after diligent investigation, all exceptions, deficiencies, violations, plans of correction or other indications of lack of compliance in such reports have been fully corrected and there are no bans or limitations in effect, pending or threatened with respect to admissions to the Facility or the Cottages nor any licensure curtailments in effect, pending or threatened with respect to the Facility or the Cottages. Sellers shall continue to deliver all such surveys, inspection reports as and when same are received and/or filed as the case may be prior to the Closing.

11.18         Licensed Bed/Current Rate Schedule. As of the Effective Date, Schedule 11.18 sets forth (i) the number of licensed beds and the number of operating beds in the Facility, (ii) the current standard private rates charged by the Facility to all of its residents, and (iii) the number of beds or units presently occupied in, and the occupancy percentage at, the Facility, including the current rates charged by the Facility for each such occupied bed or unit. Sellers have not made any life care arrangement in effect with any current or future resident.

11.19         Operations. The Facility and the Cottages are reasonably and adequately equipped and the Facility and the Cottages include sufficient and adequate numbers of furniture, furnishings, equipment, consumable inventory, and supplies to operate such Facility and the Cottages as each is presently operated by Sellers. Any Fixtures, Furniture and Equipment used to operate Facility and to be conveyed to Buyer is free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except for Permitted Encumbrances and any liens, security interests and encumbrances to be released at Closing.

11.20         No Misstatements, Etc. To the best of Seller’s knowledge, neither the representations and warranties of Sellers stated in this Agreement, including the Exhibits and the Schedules attached hereto, nor the due diligence items or any certificate or instrument furnished or to be furnished to Buyer by Sellers in connection with the transactions contemplated hereby, contains or will contain any untrue or misleading statement of a material fact. Sellers represent that Shelly Cook, as representative of Sellers, is the most knowledgeable about the present operation and condition of the Assets.

11.21         No Other Representation and Warranties. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY: (I) BUYER ACKNOWLEDGES AND AGREES THAT SELLERS ARE NOT MAKING (AND HAVE NOT MADE) ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY OF ANY OF THE ASSETS) OR CONTAINED, OR REFERRED TO, IN ANY MATERIALS (INCLUDING, WITHOUT LIMITATION, PROJECTIONS, FORECASTS, BUDGETS AND ESTIMATES) THAT HAVE BEEN PROVIDED TO BUYER, AGENTS OR REPRESENTATIVES BEYOND THOSE EXPRESSLY GIVEN BY THE SELLERS IN THIS AGREEMENT, AND (II) IT IS UNDERSTOOD THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, BUYER TAKES THE ASSETS “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”

11.22         Non-Compete. For a period of five (5) years from the Closing, neither Seller shall engage, and shall cause or permit any of its Subsidiaries or any of its affiliates (each, a “Covered Person”) not to engage directly or indirectly, in any capacity, in any activities that Compete with the business of developing, owning, operating, leasing or managing a facility providing services which are competitive with the services provided at the Facility and which is located within twenty (20) miles of the Facility (a “Competing Facility”). For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate, consult, or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any person or entity or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any person, legal entity or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any person or entity or in any other capacity. The parties recognize and acknowledge that a breach of this Section 11.22 by Seller or any of its affiliates will cause irreparable and material loss and damage to Buyer and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Buyer’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained.

Section 12. Representations, Warranties and Covenants of Buyer.

Buyer hereby represents, warrants and covenants to Sellers as follows:

12.1         Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, shall be duly authorized to conduct business within the State of Virginia at the Closing, with the legal power to own its properties and assets and to carry on its business as presently conducted.

12.2         Authority. Buyer has the full power and authority to enter into and to perform its obligations under this Agreement and all other agreements and instruments to be executed by it pursuant to this Agreement, and no approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary for Buyer to perform hereunder other than the approval of Agency for Buyer to operate the Facility. Buyer’s execution, delivery and performance of this Agreement and all other agreements and instruments to be executed by it pursuant to this Agreement have been duly authorized by all necessary actions. This Agreement is, and the other documents to be delivered by Buyer pursuant hereto (when executed and delivered by Buyer) will be, valid and enforceable obligations of Buyer, binding on Buyer in accordance with their terms.

12.3         Not Insolvent. Buyer is not insolvent (as such term is defined in the Bankruptcy Code), and shall not be rendered insolvent as a consequence to the consummation of the transactions contemplated hereby.

Section 13. Conditions to Parties’ Obligations.

13.1        Condition to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or performance prior to or at Closing of the following conditions, which may be waived by Buyer:

(a)          Representations. Each of Sellers’ representations and warranties as set forth in Section 11 above shall be true as of the date of Closing.

(b)          Seller’s Other Obligations. Sellers shall perform all of their other covenants and obligations as set forth in this Agreement.

(c)          Title. The Title Company shall be prepared to issue to Buyer at Closing the Title Policy subject only to the Permitted Encumbrances.

(d)          Regulatory Clearances. Buyer shall receive all required Regulatory Clearances.

(e)          No Material Adverse Change. No Material Adverse Change has occurred with regards to the Premises, the Facility or the other Assets after the expiration of the Due Diligence Period.

(f)          Termination of Management Agreement. Any and all agreements with any third party for the management of the Facility, including by way of example and not by limitation any agreement with Operator, shall be terminated at no cost and expense to Buyer prior to or at the Closing.

(g)          Absence of Litigation. No action or proceeding shall have been instituted, threatened or, in the reasonable opinion of Buyer, is likely to be instituted before any court or governmental body or authority the result of which could prevent or make illegal the acquisition by Buyer of the Facility and the Cottages, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect the Facility or the Cottages or the business or prospects of the Facility or the Cottages.

(h)          OTA. Buyer’s Operator and Sellers, shall have entered into the OTA in form reasonably acceptable to Buyer’s Operator and Buyer.

(i)          Licensure. Buyer’s Operator shall have acquired or assumed any consents, licenses, certifications or approvals, including all licensing requirements of the State of Virginia, required for the consummation of the transaction provided for hereunder.

(j)          Removal of Personal Property Liens. Sellers shall have removed (or shall have sufficient payoff or other documents to remove such liens at Closing) all personal property liens which are related to the Facility and the Fixtures, Furniture and Equipment, and the same shall be free and clear of all liens, claims and encumbrances other than Permitted Exceptions.

13.2        Condition to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or performance prior to or at Closing of the following conditions, which may be waived by Sellers:

(a)          Representations. Each of Buyer’s representations and warranties as set forth in Section 12 above shall be true as of the date of Closing.

(b)          Buyer’s Other Obligations. Buyer shall perform all of its other covenants and obligations as set forth in this Agreement.

13.3        Termination For Failure of Condition. Either party may terminate this Agreement for non-satisfaction or failure of a condition to the obligation of either party to consummate the transaction contemplated by this Agreement, unless such matter has been satisfied or waived by the date specified in this Agreement or by the Closing Date (as same may be extended by the parties to allow the parties to satisfy or waive conditions to close in the manner provided in this Agreement). In the event of such a termination, Escrow Agent shall promptly return (i) to Buyer, all funds of Buyer in its possession, including the Earnest Money and all interest accrued thereon, and (ii) to Sellers and Buyer, all documents deposited by them respectively, which are then held by Escrow Agent. Thereafter, neither party shall have any continuing obligation nor liability to the other party except for any such matters that expressly survive the Closing or termination of this Agreement, as provided herein. The provisions of this Section 13.3 are intended to apply only in the event of a failure of condition, as set forth herein, which is not the result of a default by either party, but which shall not apply in the event the non-terminating party is in default of its obligations under this Agreement.

Section 14. Indemnification.

14.1         Sellers’ Indemnity. Sellers shall and do hereby indemnify, defend and hold Buyer and its managers, members, affiliates, agents and/or employees (each, a “Buyer Party,” and collectively, the “Buyer Parties”) harmless from and against any and all loss, cost, damage, claim, judgment, liability or expense, including court costs and reasonable actual attorneys’ fees (collectively “Losses”) which may be asserted against or incurred or suffered by Buyer or the Buyer Parties from time to time by reason of or in connection with (i) any personal injury (including death) or property damage or claim of personal injury or property damage, made by Residents or by Sellers’ employees, contractors or invitees (unless caused by Buyer), occurring during Sellers’ ownership of the Assets before Closing; (ii) any inaccuracy of any representation or warranty of Sellers in this Agreement; or (iii) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Sellers under this Agreement.

14.2         Buyer’s Indemnity. Buyer shall and does hereby indemnify, defend and hold Sellers and any current, former, and future director, officer, manager, member, partner, and employee (each, a “Seller Party,” and collectively, the “Seller Parties”) harmless from and against any and all Losses, which may be asserted against or incurred or suffered by Sellers or Seller Parties from time to time by reason of or in connection with (i) any personal injury (including death) or property damage or claim of personal injury or property damage, made by Residents or by Buyer’s employees, contractors or invitees (unless caused by Sellers), occurring during Buyer’s ownership of the Assets on or after the Closing; (ii) any inaccuracy of any representation or warranty of Buyer in this Agreement; or (iii) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Buyer under this Agreement.

14.3         Survival. Except as otherwise provided herein, the several representations and warranties of the parties contained in this Agreement and a party’s right to indemnity in accordance with this Article 14 shall survive the Closing Date and shall remain in full force and effect thereafter for a period of one (1) year after the Closing Date and shall be effective with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such one (1) year period in accordance with Section 14.4 hereof after which one (1) year period they shall terminate and be of no further force or effect.

14.4         Indemnification Procedure. After the incurrence of any Loss by any Buyer Party or any Seller Party, which might give rise to indemnification hereunder, the party seeking indemnification (the “Indemnitee”) shall deliver to the party from which indemnification is sought (the “Indemnitor”) written notice of such Loss within fifteen (15) days of Indemnitee’s becoming aware thereof; provided, however, that delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is prejudiced by reasons of such delay or failure. The Indemnitor shall have a period of thirty (30) days within which to respond thereto. If the Indemnitor accepts responsibility within such thirty (30)-day period, the Indemnitor shall be obligated to compromise or defend such matter, at its own expense and through counsel reasonably satisfactory to the Indemnitee. If the Indemnitor does respond within such 30-day period and rejects responsibility for such matter in whole or in part, or does not respond, the Indemnitee shall be free to pursue, without prejudice to any of its rights hereunder, such remedies as may be available to the Indemnitee under applicable law at the Indemnitor’s expense (subject, for the avoidance of doubt, to the limits set forth in this Article 14). The Indemnitee agrees to cooperate fully with the Indemnitor and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate in a non-controlling manner and at its own expense in the defense of such asserted liability. Any compromise of such asserted liability by the Indemnitor shall require the prior written consent of the Indemnitee and until such consent is obtained the Indemnitor shall continue the defense of such asserted liability. If, however, the Indemnitee refuses its consent to a bona fide offer of settlement containing a complete release of the Indemnitee from all liability in connection with the underlying claim that the Indemnitor wishes to accept, the Indemnitee may continue to pursue such matter, free of any participation by the Indemnitor, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnitor to the Indemnitee shall be equal to the lesser of (i) the amount of the offer of settlement which the Indemnitee refused to accept plus the costs and expenses of the Indemnitee prior to the date the Indemnitor notifies the Indemnitee of the offer of settlement; or (ii) the actual out-of-pocket amount the Indemnitee is obligated to pay as a result of the Indemnitee’s continuing to pursue such matter. The Indemnitor shall be entitled to recover from the Indemnitee any additional expenses incurred by the Indemnitor as a result of the decision of the Indemnitee to pursue such matter. So long as the Indemnitor is reasonably contesting any such claim in good faith, the Indemnitee shall not pay or settle such claim without the Indemnitor’s prior written consent; provided that the Indemnitee may pay or settle such claim if it waives its right to indemnity therefor from the Indemnitor.

14.5         Reduction for Insurance. The amount which the Indemnitor is required to pay to, for, or on behalf of the Indemnitee pursuant to this Article 14 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related indemnifiable loss (the “Indemnifiable Loss”). Amounts required to be paid, as so reduced, are hereinafter sometimes called an “Indemnity Payment.” If the Indemnitee shall have received, or if the Indemnitor shall have paid on its behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (which duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Indemnitee shall promptly pay to the Indemnitor the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. The parties hereto agree that the foregoing shall not affect the subrogation rights of any insurance companies making payments hereunder.

14.6         Limitations of Remedies.

(a)          Notwithstanding anything to the contrary set forth herein, the parties hereto agree that the indemnification provisions set forth in this Section 14 shall constitute the sole and exclusive remedy of either party for any breach or inaccuracy of any representation or warranty contained in this Agreement. The Buyer acknowledges that it shall not be entitled to seek rescission of the Agreement.

(b)          Notwithstanding anything in this Section 14 to contrary, no person shall be entitled to indemnification hereunder if it can be established by clear and convincing evidence that such person had knowledge on or prior to the Closing Date of the failure of any representation or warranty, or the breach of any covenant or agreement or the existence of any fact, event or circumstance, which may serve as the basis for bringing a claim for indemnification hereunder.

(c)          An Indemnitor shall not be liable to an Indemnitee for incidental, consequential, enhanced, punitive or special damages unless such damages are included in a third-party claim and such Indemnitee is liable to the third party claimant for such damages.

Section 15. Conduct of Business Pending Closing.

15.1         Ordinary Course of Business. Beginning on the Effective Date and continuing through the Closing Date; (i) Sellers shall make no material changes in the operation of the Facility nor enter into any material contract other than in the ordinary course of business nor incur any material liability without the prior written consent of Buyer, and Sellers shall ensure that the goodwill and operations of the Facility and the relationships with Residents and employees are preserved in the ordinary course of the business; (ii) Sellers shall perform all maintenance and repairs necessary to keep the Facility and Assets in good operating condition and repair, and shall not sell or remove any Inventory or any Fixtures, Furniture and Equipment except in the ordinary course of business; (iii) Sellers shall maintain all inventories of supplies, food and beverages at levels consistent with past practices; and Sellers shall not, without the prior written consent of Buyer, which shall not be unreasonably withheld:

(a)          enter into any contract, agreement, lease or other commitment with respect to the Facility, except contracts to purchase operating supplies or services in the ordinary course of business;

(b)          make any affirmative change in key personnel at the Facility, including the executive director or other department heads; or

(c)          enter into any employment arrangement, agreement or undertaking, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, except “stay for pay” arrangements.

15.2         Compensation. Except in the ordinary course of business and consistent with past practices, Sellers shall not increase except for annual cost of living, or promise any increase with respect to any salary or other form of compensation payable or to become payable to any of employees, and will not pay any bonus or make any other severance or retirement arrangement with any employees except as may be required pursuant to Section 9.1 hereof.

15.3         Insurance. From the date hereof until the Closing Date, Sellers shall continuously maintain insurance on the Facility at no less than the levels maintained on the date hereof. Seller shall maintain "tail" coverage with respect to its professional liability insurance policy for two (2) years following the Closing Date and shall name Buyer as an additional named insured on such tail coverage.

15.4         Residents. Sellers shall not move any residents from the Facility, except (i) for health treatment purposes or otherwise at the request of the resident, family member or other guardian or (ii) upon court order or the request of any governmental authority having jurisdiction over the Facility.

15.5         Access. During normal business hours, Sellers shall provide Buyer or its designated representative with access to the Facility and the Cottages upon prior notice and coordination with Sellers; provided Buyer shall not materially interfere with the operation of the Facility.

15.6         Filings. Sellers shall file all returns, reports and filings of any kind or nature, including but not limited to, cost reports referred to in this Agreement, required to be filed by Sellers on a timely basis and shall timely pay all taxes or other obligations and liabilities or recoupments which are due and payable with respect to the Facility and the Cottages in the ordinary course of business with respect to the periods Sellers operated the Facility and the Cottages.

15.7         Licenses. Sellers shall (a) maintain all required operating licenses in good standing, (b) operate the Facility in accordance with its current business practices and (c) promptly notify Buyer in writing of any notices of material violations or investigations received from any applicable governmental authority.

15.8         Notice of Material Adverse Change. Sellers shall promptly notify Buyer in writing of any Material Adverse Change of which Seller becomes aware in the condition or prospects of the Facility or the Cottages including, without limitation, sending Buyer copies of all surveys and inspection reports of all governmental agencies received after the date hereof and prior to Closing, promptly following receipt thereof.

15.9         Compliance. Sellers agree to remedy any compliance deficiency cited in any written notice from, or in any settlement agreement or other Plan of Correction or other agreement with, any state or federal governmental body, or in the event of state or federal proceedings against Operator or the Facility, or receipt by the Operator of such notice prior to the Closing Date, of any condition which would affect the truth or accuracy of any representations or warranties set forth in this Agreement by Sellers; provided, however, in the event a physical plant deficiency is cited which Sellers have insufficient time to remedy before the Closing Date, in accordance with the approval of the appropriate state or federal agency, then the same shall be deemed remedied when the costs of correcting said deficiency (based upon reasonable estimates from established vendors selected by Sellers and Buyer and approved by Sellers and by Buyer, in its sole and absolute discretion) shall be held back in the Escrow at the Closing and not released to Sellers until such deficiency is corrected by Seller; and, provided further, a non-physical plant deficiency which cannot be remedied prior to the Closing, in accordance with the approval of the appropriate state or federal agency, will be deemed to be remedied for purposes of this Section 15.9 if Operator develops a Plan of Correction addressing the deficiency(ies) and such Plan of Correction is approved by the applicable State agency. Sellers shall use their best efforts to remedy any such deficiency subsequent to the Closing which is to be remedied as a result of a Plan of Correction filed by Sellers prior to the Closing, and Buyer shall cooperate with such efforts by Sellers; provided, Sellers shall bear all costs associated with such remedy. In the event any such Plan of Correction agreed to by Sellers prior to the Closing is not approved by the applicable State agency subsequent to Closing, Sellers shall promptly use their best efforts to amend the Plan of Correction in such a manner that is necessary to obtain acceptance by the State of the amended Plan of Correction as soon as practicable after submittal. Notwithstanding any other provision of this Agreement, the obligation of Sellers pursuant to this Section 15.9 shall survive the Closing for such period of time as is necessary to remedy such deficiency.

15.10         Release of Liens. Sellers shall, at their cost and on or before the Closing, obtain releases of financing statements and tax and judgment liens affecting or relating to the Facility, the Cottages and/or the Premises, which have been filed or recorded in the State with the Clerk’s Office of the State Corporation Commission and the appropriate County Recorder’s office.

15.11         Critical Repairs. Sellers shall complete all Critical Repairs pursuant to Section 7.3.

Section 16. Transition.

16.1         Cooperation. Sellers and Buyer each agrees to cooperate with the other in all reasonable respects and to provide such information as is necessary to ensure a smooth and orderly transition of operation of the Facility.

16.2         Survival. The provisions of this Section 16 shall survive the Closing.

Section 17. Public Announcements.

Each of the parties to this Agreement agrees not to make any public announcement or disclosure, and not to issue a press release, concerning the execution of this Agreement or the transactions contemplated hereby prior to Closing without the prior written approval of the other party, except to the extent necessary to make regulatory filings, as outlined in Section 5.2, as required by law or as may be necessary for such party to reveal to such party’s lenders or proposed lenders.

Section 18. Default.

18.1         Buyer’s Default.

(a)          If Buyer shall be in breach or default of any of the terms or conditions of this Agreement, then Sellers shall give Buyer and Escrow Agent written notice specifying the nature of the default.

(b)          Buyer shall have five (5) days from receipt of Sellers’ notice of default within which to cure the specified default to the reasonable discretion of Sellers. If Buyer does not cure such default within said five (5) day period or if such default is not waived in writing by Sellers, then the Escrow Agent shall pay the Earnest Money over to Sellers and this Agreement shall automatically terminate and Sellers and Buyer shall have no further rights, duties or obligations hereunder except as expressly survive the termination hereof.

(c)          BUYER AND SELLERS AGREE THAT IF CLOSING DOES NOT OCCUR DUE TO A DEFAULT BY BUYER UNDER THIS AGREEMENT THAT IS NOT CURED WITHIN THE TIME PERIOD SET FORTH IN SECTION 18.1(b) ABOVE, THE DAMAGES TO SELLERS WOULD BE DIFFICULT AND IMPRACTICAL TO DETERMINE. ACCORDINGLY, BUYER AND SELLERS HAVE AGREED TO FIX AS LIQUIDATED DAMAGES THE EARNEST MONEY SPECIFIED IN SECTION 4, AND THE EARNEST MONEY SHALL BE RETAINED BY SELLERS AS LIQUIDATED DAMAGES, AND SHALL CONSTITUTE SELLERS’ SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT. SELLERS AGREE THAT THESE LIQUIDATED DAMAGES SHALL BE IN LIEU OF ANY OTHER MONETARY RELIEF OR OTHER REMEDY, INCLUDING WITHOUT LIMITATION SPECIFIC PERFORMANCE, TO WHICH SELLERS OTHERWISE MIGHT BE ENTITLED UNDER THIS AGREEMENT, AT LAW OR IN EQUITY. BUYER AND SELLERS SPECIFICALLY ACKNOWLEDGE THEIR AGREEMENT TO THE FOREGOING LIQUIDATED DAMAGES PROVISION BY INITIALING THIS PARAGRAPH IN THE APPROPRIATE SPACES PROVIDED BELOW:

SELLER _____________ BUYER ______________

SELLER _____________

18.2         Sellers’ Default.

(a)          If Sellers shall be in breach or default of any of the terms or conditions of this Agreement, then Buyer shall give Sellers and Escrow Agent written notice specifying the nature of the default.

(b)          Sellers shall have five (5) days from receipt of Buyer’s notice of default within which to cure the specified default. If Sellers do not cure such default within said five (5) day period or if such default is not waived in writing by Buyer, then Buyer, at its option, shall have the right, within five (5) days after the expiration of the said five (5) day grace period, to elect one (1) and only one (1) of the following remedies:

(i)          Buyer may terminate this Agreement by written notice given to Sellers and Escrow Agent, in which event the Earnest Money will be refunded to Buyer, and Buyer shall be allowed to pursue a damage remedy against Sellers; or

(ii)         Buyer may demand specific performance of this Agreement by Sellers, and, if necessary, file an action therefor.

Notwithstanding the foregoing, this Section 18.2 will not limit Buyer’s right to receive reimbursement of attorney’s fees or costs, nor waive or affect Sellers’ indemnity obligations and Buyer’s rights to those indemnity obligations expressly set forth in this Agreement.

18.3         Survival. The provisions of this Section 18 shall survive the termination of this Agreement.

Section 19. Broker.

Sellers represent and warrant to Buyer that Sellers have not engaged any broker or finder in connection with the transaction contemplated by this Agreement other than Senior Living Investment Brokerage, Inc. (“Sellers’ Broker”). Sellers shall be responsible for any commission or fee payable to Sellers’ Broker. Buyer represents and warrants to Sellers that Buyer has not engaged any broker or finder in connection with the transaction contemplated by this Agreement. Except as disclosed above with respect to Sellers’ Broker, neither Sellers nor Buyer has had any dealings with any broker, finder, or other party concerning the purchase and sale of the Assets, and Buyer and Sellers each agree to indemnify and hold the other harmless from all loss, costs, damage or expense, including reasonable attorney’s fees incurred by the other as a result of any claim arising out of the acts of the indemnifying party for a commission, finder’s fee, or similar compensation made by any broker, finder or other party. The representations and warranties contained herein shall survive the Closing.

Section 20. Miscellaneous.

20.1         Further Assurances. Each of the parties will, at any time before, at, or after the Closing Date, sign, execute and deliver (or cause others to do so) all documents and instruments to do, or cause to be done, all such acts and things as may be necessary to carry out the provisions of this Agreement.

20.2         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except any conflict of law principles of the Commonwealth of Virginia that may direct the interpretation or enforcement of this Agreement to the laws of any other jurisdiction.

20.3         Successors and Assigns. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors and assigns of the parties hereto.

20.4         Entire Agreement. This Agreement, including the exhibits and schedules hereto, and the other documents delivered pursuant hereto, constitutes the full and entire understanding and agreement between the parties concerning the subject matter of this Agreement, and this Agreement supersedes all prior agreements and negotiations, oral or written, concerning that subject matter, all of which are merged into this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

20.5         Amendment. A modification or amendment of this Agreement, the exhibits or schedules to this Agreement, or the other documents delivered pursuant hereto is effective only if it is in writing and executed by all parties. Execution by Escrow Agent is not required for any modification or amendment unless such modification or amendment affects Section 4 hereof.

20.6         Notices. To be effective, a notice or other communications required or permitted under this Agreement must be given in writing and shall be given by (i) depositing such notice with a nationally recognized overnight delivery service, delivery charges prepaid or (ii) hand delivery using a courier or (iii) by facsimile or electronic mail, but only if a confirming copy is sent within twenty-four (24) hours via (i) or (ii), above. All such notices shall be deemed delivered (i) by overnight delivery service, on the day following deposit with such service, (ii) by courier, on the date of such courier service, and (iii) by facsimile or electronic mail, on the date of delivery of the confirming copy by (i) or (ii).

If to Buyer:	Summit Healthcare REIT, Inc.

2 South Pointe Drive

Suite 100

Lake Forest, California 92630

Telephone: 949.535.1923

Attn: Kent Eikanas

E-mail: keikanas@summithealthcarereit.com

With a copy to:	Seubert French Frimel & Warner LLP

1075 Curtis Street, 2nd Floor

Menlo Park, CA 94025

Telephone: 650.322.2919

Attn: Rachel Rosati Warner

E-mail: rachel@sffwlaw.com

If to Sellers:	Cook-Knighting Realty, LLC

Cook-Knighting, LLC

Attn: Shelly Cook

65 Lee Burke Road

Front Royal, VA 22630-8418

E-mail:__________________

With a copy to:	Wyatt S. Beazley IV, Esquire

200 South 10th Street, Suite 1600

Richmond, Virginia 23219

Telephone: 804.420.6497
Facsimile: 804.420.6507

E-mail: ___________________

20.7         Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

20.8         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signature pages or electronically transmitted signature pages shall constitute original counterparts for all purposes.

20.9         Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party hereto, upon any breach or default of any other party hereto, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring. To be effective, any waiver, permit, consent or approval of any kind on the part of any party hereto of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing.

20.10         Attorneys’ Fees. Should any litigation or arbitration be commenced by any party concerning any provision of this Agreement or the rights and duties of any party, the prevailing party in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to reasonable actual attorneys’ fees, expert witness expenses, and other costs.

20.11         Plurals, Etc. All singular words used herein shall include the plurals of such words, and vice versa, and all masculine references shall include feminine and neuter versions, and vice versa as well. All references to words such as “herein,” “hereunder” and “hereof,” and words of similar import, shall refer to the entirety of this Agreement and not just a portion hereof unless the contrary is clearly indicated.

20.12         Survival. Unless otherwise expressly stated in this Agreement, the warranties, representations and covenants of Sellers and Buyer shall survive the Close of Escrow and delivery of the Deed.

20.13         Time for Performance; Counting Days. Any act required by this Agreement to be performed by a certain day shall be timely performed if completed before 5:00 p.m. local time on that date. If the day for performance of any obligation under this Agreement is a Saturday, a Sunday, or a legal holiday, then the time for performance of that obligation shall be extended to 5:00 p.m. local time on the first following day that is not a Saturday, Sunday, or legal holiday.

20.14         Assignment. Buyer may assign Buyer’s rights under this Agreement, in whole or in part, without the prior written consent of Sellers, provided that Buyer remains liable for all obligations and liabilities under this Agreement until the Closing. Sellers shall have no right to assign Sellers’ right under this Agreement, in whole or in part, without the prior written consent of Buyer.

20.15         Time of Essence. Time is of the essence of this Agreement.

[SIGNATURES COMMENCE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed under seal of this Agreement as of the Effective Date.

REAL ESTATE COMPANY:

Cook-Knighting Realty, LLC

By:	/s/ Shelly Cook
Name:	Shelly Cook
Its:	Manager

OPERATOR:

Cook-Knighting, LLC

By:	/s/ Shelly Cook
Name:	Shelly Cook
Its:	Manager

BUYER:

Summit Healthcare REIT, Inc.

By:	/s/ Kent Eikanas
Name:	Kent Eikanas
Its:	President and COO